EXHIBIT 99.1	Rock of Ages FOR IMMEDIATE RELEASE	Company Contacts: Laura Plude Chief Financial Officer 802‑476‑2208 www.rockofages.com	Kurt Swenson Chairman (603) 225-8397

Rock of Ages Reports Second Quarter Results

BARRE, VERMONT, August 5, 2008 . . . Rock of Ages Corporation (NASDAQ:ROAC) today announced operating results for the second quarter of 2008.  Net income from continuing operations decreased to $727,000, or $0.10 per diluted share, compared to $1,890,000, or $0.25 per share, for the second quarter of 2007.  Net revenues decreased to $14,326,000 compared to $16,450,000 for the second quarter of 2007.

"As anticipated, the installation of new wire sawing technology at all of our quarries affected our second quarter performance. In addition, adverse weather forced a one-month delay in the opening of our Vermont quarries, which in turn delayed granite inspections by foreign customers, resulting in reduced quarry shipments in this year's second quarter compared to last. Timing was also a factor in our manufacturing division, as last year's shipments of larger and more profitable mausoleums took place in the first two quarters whereas this year our larger mausoleum shipments are scheduled in the third and fourth quarters.

"We expect cost savings and improved productivity from the new wire saw technology that is now up and running in all of our quarries and in our Barre manufacturing plant to support solid growth in the second half of the year, driven by continued strong demand for our granite blocks and mausoleums," said Donald Labonte, Chief Executive Officer.

"Unallocated corporate overhead decreased 24% for the second quarter compared to the prior year, and interest expense decreased 32%. We reduced borrowings under our line of credit by $1,625,000 and $764,000 since December 31, 2007, and March 31, 2008, respectively and we expect further reductions this year. With our strong second quarter operating cash flow, we reduced short-term debt even as we invested approximately $2,100,000 in capital improvements in our quarries and manufacturing plants.

"We continue to believe that our divisional operating income will be higher than last year and that our previously provided 2008 estimates of unallocated corporate overhead of about $3.8 million and interest of $1.4 million will be met," Labonte said.

Second Quarter Results

For the three months ended June 28, 2008, net revenues decreased 12.9% to $14,326,000 compared to $16,450,000 for the second quarter of 2007, primarily reflecting a 27.6% decrease in quarry revenue to $5,560,000 from $7,683,000. Manufacturing revenue was unchanged.

Gross profit for this year's second quarter decreased to $3,773,000 compared to $5,292,000 a year earlier. Quarry gross profit decreased to $1,154,000 compared to $1,942,000 for the second quarter of 2007, and manufacturing gross profit decreased to $2,619,000 from $3,350,000.

SG&A expense decreased 7.9% to $1,642,000 for the second quarter of 2008 compared to $1,782,000 for the second quarter of 2007.

Total divisional operating income decreased to $2,131,000 for this year's second quarter compared to $3,510,000 for the second quarter of 2007.

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Rock of Ages Reports Second Quarter Results

August 5, 2008

Page Two

Unallocated corporate overhead decreased 24% to $889,000 for the second quarter of 2008 compared to $1,169,000 the previous year. Interest expense allocated to continuing operations decreased 31.7% to $351,000 from $514,000 last year.

Income from continuing operations was $727,000, or $0.10 per diluted share, for the second quarter of 2008. This compares to income from continuing operations of $1,890,000, or $0.25 per diluted share, for the second quarter of 2007.

Net income declined to $727,000, or $0.10 per diluted share, for the second quarter of 2008.  This compares to net income of $3,942,000, or $0.53 per diluted share, for the second quarter of 2007, which included income from the Company's discontinued retail operations of $2,052,000, or $0.28 per diluted share.

Six Months Results

For the six months ended June 28, 2008, revenue decreased 6.9% to $22,716,000 compared to $24,397,000 for the first six months of 2007. Gross profit decreased to $3,639,000 compared to $4,914,000 for the same period a year ago.

Total SG&A expenses declined 5.2% to $3,257,000 for the first half of 2008 compared to $3,436,000 for the first half of 2007.  Unallocated corporate overhead decreased 13.7% to $2,176,000 from $2,521,000.  Interest expense decreased 28% to $708,000 compared to $984,000 for the first half of last year.

The loss from continuing operations for the first six months of 2008 was $2,436,000, or $0.33 per share, compared to a loss from continuing operations of $1,918,000, or $0.26 per share, for the same period in 2007.

The net loss for the first six months of 2008 was $2,578,000, or $0.35 per share, which included a loss from discontinued operations of $142,000, or $0.02 per share. The net loss for the first six months of 2007 was $2,610,000, or $0.35 per share, which included a loss from discontinued operations of $692,000, or $0.09 per share.

About Rock of Ages

Rock of Ages is the largest integrated granite quarrier and manufacturer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the challenge of successfully implementing our strategic plan intended to enhance our overall profitability; unanticipated overhead or other expenses; changes in demand for our products due to general economic conditions; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2007. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

ROCK OF AGES CORPORATION
Consolidated Statements of Operations
(In thousands, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Net revenue
Quarry	$ 5,560	$ 7,683	$ 10,229	$ 11,672
Manufacturing	8,766	8,767	12,487	12,725
Total net revenue	14,326	16,450	22,716	24,397

Gross profit
Quarry	1,154	1,942	664	832
Manufacturing	2,619	3,350	2,975	4,082
Total gross profit	3,773	5,292	3,639	4,914

Selling, general and administrative expenses
Quarry	615	769	1,224	1,495
Manufacturing	1,027	1,013	2,033	1,941
Total SG&A expenses	1,642	1,782	3,257	3,436

Divisional operating income (loss)
Quarry	539	1,173	(560)	(663)
Manufacturing	1,592	2,337	942	2,141
Total divisional operating income	2,131	3,510	382	1,478

Unallocated corporate overhead	889	1,169	2,176	2,521
Insurance recovery - quarry asset	--	(212)	--	(212)
Other income, net	(59)	(56)	(123)	(90)
Income (loss) from continuing
operations before interest and taxes	1,301	2,609	(1,671)	(741)

Interest expense, net	351	514	708	984

Income (loss) from continuing
operations before income taxes	950	2,095	(2,379)	(1,725)

Income tax expense	223	205	57	193

Income (loss) from continuing operations	727	1,890	(2,436)	(1,918)

Income (loss) from discontinued operations	--	2,052	(142)	(692)

Net income (loss)	$ 727	$ 3,942	$ (2,578)	$ (2,610)

Net income (loss) per share - basic and diluted:
Income (loss) from continuing operations	$ 0.10	$ 0.25	$ (0.33)	$ (0.26)
Income (loss) from discontinued operations	--	0.28	(0.02)	(0.09)
Net income (loss) per share - basic and diluted	$ 0.10	$ 0.53	$ (0.35)	$ (0.35)

Weighted average common shares
outstanding - basic and diluted	7,416	7,399	7,416	7,399

ROCK OF AGES CORPORATION
Consolidated Balance Sheets
(in thousands, except per share amounts)(Unaudited)

	June 28,	December 31,
Assets	2008	2007
Current assets:
Cash and cash equivalents	$ 832	$ 1,961
Trade receivables, net	9,871	11,713
Inventories	21,395	21,680
Other current assets	1,808	1,867
Assets of discontinued operations	--	14,266
Total current assets	33,906	51,487

Property, plant and equipment, net	32,995	31,786
Cash surrender value of life insurance	128	186
Intangibles, net	691	383
Goodwill	387	387
Long term investments	228	242
Other	180	174
Total assets	$ 68,515	$ 84,645

Liabilities and Stockholders' Equity
Current liabilities:
Borrowings under line of credit	$ 8,873	$ 10,498
Current installments of long-term debt	41	5,191
Current installments of retirement benefits	570	584
Trade payables	1,296	1,794
Accrued expenses	1,874	2,303
Customer deposits	1,114	747
Liabilities of discontinued operations	--	6,748
Total current liabilities	13,768	27,865

Long-term debt, excluding current installments	14,655	14,158
Salary continuation	5,430	5,531
Accrued pension cost	3,860	3,668
Other	3,032	2,897
Deferred tax liability	54	55
Total liabilities	40,799	54,174

Stockholders' equity:
Preferred stock - 0.01 par value; authorized
2,500,000 shares; issued and outstanding no shares
Common stock Class A, 0.01 par value; authorized 30,000,000	--	--
shares; 4,812,342 and 4,677,467 shares issued and outstanding
as of June 28, 2008 and December 31, 2007, respectively	48	47
Common stock Class B, 0.01 par value; authorized 15,000,000
shares; 2,603,721 and 2,738,596 shares issued and outstanding
as of June 28, 2008 and December 31, 2007, respectively	26	27
Additional paid-in capital	65,664	65,657
Accumulated deficit	(35,931)	(33,352)
Accumulated other comprehensive loss	(2,091)	(1,908)
Total stockholders' equity	27,716	30,471
Total liabilities and stockholders' equity	$ 68,515	$ 84,645